Exhibit 3.17

ARTICLES OF INCORPORATION

OF

CORPORATE TECHNOLOGIES USA, INC.

The undersigned, being of full age and for the purpose of forming a corporation under Minnesota Statutes Chapter 302A, does hereby adopt the following Articles of Incorporation.

ARTICLE I

Name

The name of this corporation shall be Corporate Technologies USA, Inc.

ARTICLE II

Registered Office

The location and address of this corporation’s registered office in this state shall be 9449 Science Center Drive, New Hope, MN 55428.

ARTICLE III

Authorized Capital

The total authorized number of shares of this corporation is 10,000. All common stock shall have the par value of one cent ($.01) per share. The Board of Directors has the authority to establish more than one class or series of shares and to fix the relative rights and preferences of any such different class or series.

ARTICLE IV

Cumulative Voting Prohibition

Shareholders shall have no rights of cumulative voting.

ARTICLE V

Preemptive Rights Prohibition

Shareholders shall have no rights, preemptive or otherwise, under Minnesota statutes Section 302A.413 (or similar provisions of future law) to acquire any part of any unissued shares or other securities of this corporation or any rights to purchase shares or other securities of this corporation before the corporation may offer them to other persons.

ARTICLE VI

Incorporator

The name and address of the incorporator of this corporation is:

Jennifer C. Debrow

3400 City Center

33 South Sixth Street

Minneapolis, Minnesota 55402

ARTICLE VII

Limitation of Director Liability

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the corporation’s stock under Minnesota Statutes Section 302A.559 for the sale of unregistered securities or securities fraud under Minnesota Statutes Section 80A.23 or (iv) liability for any transaction from which the director derived an improper personal benefit if Minnesota Statutes Chapter 302A hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by Minnesota Statutes Chapter 302A, as amended. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

ARTICLE VIII

Directors Action by Written Consent

Any action required or permitted to be taken at a meeting of the Board of Directors may be taken by written action signed by all of the directors then in office, unless the action is one which need not be approved by the shareholders, in which case such action shall be effective if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

IN WITNESS WHEREOF, the undersigned has set her hand as of December 22, 1999.

/s/ Jennifer C. Debrow
Jennifer C. Debrow, Incorporator

MINNESOTA SECRETARY OF STATE

AMENDMENT OF ARTICLES OF INCORPORATION

READ INSTRUCTIONS LISTED BELOW, BEFORE COMPLETING THIS FORM.

1. Type or print in black ink.

2. There is a $35.00 fee payable to the Secretary of State for filing this “Amendment of Articles of Incorporation”.

3. Return Completed Amendment Form and Fee to the address listed on the bottom of the form.

CORPORATE NAME: (List the name of the company prior to any desired name change)

Corporate Technologies USA, Inc.

This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.

05/15/2005
Format (mm/dd/yyyy)

The following amendment(s) to articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional numbered pages. (Total number of pages including this form            .)

ARTICLE 9

The name of Corporate Technologies USA, Inc. shall be changed to Multiband Subscriber Services, Inc.

This amendment has been approved pursuant to Minnesota Statutes chapter 302A or 317A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

/s/ Steven Bell
(Signature of Authorized Person)

Name and telephone number of contact person:	Steven Bell	(763) 504-3051
Please print legibly

If you have any questions please contact the Secretary of State’s office at (651)296-2803.

RETURN TO:	Secretary of State, Business Services Division
180 State Office Bldg., 100 Rev. Dr. Martin Luther King Jr. Blvd
St. Paul. MN 55155-1299. (651)296-2803
Make Check Payable to the “Secretary of State”. Your cancelled Check is your receipt.

All of the information on this form is public and required in order to process this filing. Failure to provide the requested information will prevent the Office from approving or further processing this filing.

The Secretary of State’s Office does not discriminate on the basis of race, creed, color, sex, sexual orientation, national origin, age, marital status, disability, religion, reliance on public assistance, or political opinions or affiliations in employment or the provision of services. This document can be made available in alternative formats, such as large print, Braille or audio tape, by calling (651)296-2803/Voice. For TTY communication, contact the Minnesota Relay Sevice at 1-800-627- 3529 and ask them to place a call to (651)296-2803.

bus4 Rev. 3-03